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                                                                  EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

HOME CITY FINANCIAL CORPORATION REPORTS FIRST QUARTER NET INCOME

Springfield, Ohio, April 21, 2005 - Home City Financial Corporation ("HCFC") (Nasdaq SmallCap Market: HCFC) reported net income of $193,000, or $.24 basic earnings per share, for the first quarter ended March 31, 2005, compared to $168,000, or $.21 basic earnings per share, for the quarter ended March 31, 2004. This $25,000 improvement in net income represents a 14.9% increase over last year's first quarter. Diluted earnings per share for the quarters were $.23 and $.21, respectively. Net interest income increased by $62,000 for the quarter, reflecting improved spread management as interest rates have continued to rise with two additional rate increases by the Federal Reserve during the first quarter this year. The provision for loan losses increased by $30,000 as the result of management's analysis of economic factors in our local demographic area as well as nationally and in conjunction with related historic trends. Noninterest income decreased by $16,000 due primarily to losses on sales of real estate owned. Noninterest expense decreased by $38,000 reflecting mainly staffing decisions and a concerted effort to cut operating costs. The increase of $29,000 in the federal income tax resulted from increased net income and the composition of taxable and non-taxable income for the quarter.

Assets totaled $154.0 million at March 31, 2005, a decrease of $2.2 million, or 1.4%, from $156.2 million at December 31, 2004. Net loans receivable totaled $131.1 million at March 31, 2005, an increase of $1.0 million, or 0.8%, from $130.1 million at December 31, 2004. Available-for-sale securities totaled $9.9 million at March 31, 2005, an increase of $3.5 million, or 55.2%, from $6.4 million at December 31, 2004, reflecting a shift of interest-bearing demand deposits to a position in short-term treasury bills. Deposits totaled $106.1 million at March 31, 2005, compared to $107.2 million at December 31, 2004, a decrease of $1.1 million, or 1.0%. Our tiered prime statement savings account, which offers flexibility as well as competitive yields, continues to be popular with our customers although we have experienced a shift to our short range certificates of deposit. Federal Home Loan Bank advances decreased $1.2 million, or 3.4%, from $35.1 million at December 31, 2004, to $33.9 million at March 31, 2005.

The shareholders of Intrieve, Incorporated ("Intrieve"), which is the data processor for Home City Federal Savings Bank ("HCFSB"), approved their sale and merger into Harland Financial Solutions, Inc. on March 21, 2005, with closing set for April 2005. Homciti Service Corp. ("Homciti"), a subsidiary of HCFSB which is wholly-owned by HCFC, is a shareholder of Intrieve and will realize a gain on the redemption of its common stock held as a result of the merger transaction. Homciti's gross proceeds from the redemption will be approximately $344,000 with a net gain before income tax of approximately $329,000. It is anticipated that HCFC will recognize this transaction in the second quarter of 2005. Following this merger of our data processor, we are confident that their same high quality of service to us and our customers will continue.

HCFC's Annual Meeting of Shareholders will be held at the Courtyard by Marriott, 100 S. Fountain Avenue, Springfield, Ohio, on April 27, 2005, at 3:00 p.m.

HCFC paid a dividend of $.11 per share on March 15, 2005, to holders of record at March 10, 2005, with a current annualized dividend yield of 2.79%. HCFC's stock price stood at $15.75 per share at March 31, 2005, compared to $15.78 per share at March 31, 2004. Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".


Contact: J. William Stapleton, President, CEO and COO
         (937) 390-0470


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Home City Financial Corporation

Selected Consolidated Financial Condition Data:      Mar. 31,         Dec. 31,          Incr.           %
                ($ in thousands)                       2005             2004           (Decr.)        Change
                                                     --------         --------         -------        ------
Total assets                                         $153,973         $156,224         $(2,251)         (1.4)%
Loans, net                                            131,140          130,067           1,073           0.8
Allowance for loan losses                                 844              760              84          11.1
Available-for-sale securities                           9,980            6,432           3,548          55.2
Federal Home Loan Bank stock                            2,386            2,360              26           1.1
Deposits                                              106,084          107,204          (1,120)         (1.0)
Federal Home Loan Bank advances                        33,936           35,120          (1,184)         (3.4)
Shareholders' Equity                                   12,886           12,735             151           1.2




Selected Consolidated Operations Data:                        Mar. 31,
($ in thousands except per share amounts)              ---------------------
                                                       2005             2004
                                                       ----             ----
Total interest income                                 $2,227           $2,190
Total interest expense                                 1,069            1,094
                                                      ------           ------
         Net interest income                           1,158            1,096
Provision for loan losses                                 80               50
                                                      ------           ------
         Net interest income after
         provision for loan losses                     1,078            1,046
Total noninterest income                                  36               52
Total noninterest expense                                829              867
                                                      ------           ------
         Income before federal income tax                285              231
Federal income tax expense                                92               63
                                                      ------           ------
Net income                                            $  193           $  168
                                                      ------           ------
Earnings per share
            Basic                                     $ 0.24           $ 0.21
            Diluted                                   $ 0.23           $ 0.21
